UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 24, 2007

Respironics, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-16723	25-1304989
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1010 Murry Ridge Lane, Murrysville, Pennsylvania		15668-8525
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	724-387-5200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.02 Results of Operations and Financial Condition.

On April 24, 2007, Respironics, Inc. ("Respironics", or the "Company") issued a press release. This press release included, among other things, the announcement of sleep therapy growth of 21% (18% domestic and 31% international) and earnings and gross margins in line with previous guidance during the Company’s third fiscal quarter ended March 31, 2007.

Respironics stated that it will be providing a complete review of its fiscal 2007 third quarter performance during its previously scheduled earnings call and webcast on Thursday, April 26, 2007.

Item 7.01 Regulation FD Disclosure.

Respironics will showcase its latest innovations for sleep and home respiratory care at Medtrade Spring 2007. The international tradeshow for the home healthcare industry kicks off today in Las Vegas, NV.

New products which will be on display at Medtrade include new sleep therapy platforms, a new entry into in-home apneic screening, and new mobile oxygen therapy systems. Adding to its family of technologically advanced products, the Company also is premiering System One™ -- a new standard in sleep therapy that combines two of Respironics solutions, the A-Flex™ breathing mode with the Company's newest patient interface device, the OptiLife™ mask.

The Company also announced that it has acquired substantially all of the operating assets of the J. H. Emerson Company ("Emerson") for a purchase price of approximately $23.0 million. Emerson is involved primarily in the manufacture and distribution of the CoughAssist® device that Respironics had previously distributed. The CoughAssist® device provides secretion clearance to patients with Chronic Obstuctive Pulmonary Disease as well as certain other respiratory ailments and conditions.

The Company will not be changing its financial outlook or guidance as a result of the information contained in the attached press release.

A copy of the press release is attached hereto as Exhibit 99.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Respironics, Inc.

April 24, 2007	By:	/s/ Daniel J. Bevevino

Name: Daniel J. Bevevino
Title: Vice President, and Chief Financial and Principal Accounting Officer

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Exhibit Index

Exhibit No.	Description

99	Press release, dated April 24, 2007, issued by Respironics, Inc.